SUB-ITEM 77(c)

MORGAN STANLEY INSURED CALIFORNIA MUNICIPAL SECURITIES


On November 14, 2008, a Special Meeting of Shareholders of the Trust was scheduled in order to vote on the proposals set forth below. The voting results with respect to these proposals were as follows:

(1) Approval of a modification to the Trust's investment policies to allow the Trust to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A" by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment Adviser, or covered by insurance issued by insurers rated at least "A" by a
NRSRO:

        FOR                AGAINST             ABSTAIN              BNV*
     1,690,121             206,471             110,658               0

(2) Approval of a modification to the Trust's investment policies to allow the Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

        FOR                AGAINST             ABSTAIN              BNV*
     1,676,224             218,728             112,298               0

(3) Eliminate certain fundamental policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Eliminate fundamental policy restricting the Trust's ability to pledge
assets.......................................................................... 1,380,230      489,268       137,752          0
Eliminate fundamental policy restricting purchases of securities on
margin.......................................................................... 1,385,670      489,488       132,092          0
Eliminate fundamental policy prohibiting investments in oil, gas and other
types of mineral leases......................................................... 1,395,881      475,292       136,077          0
Eliminate fundamental policy prohibiting investments for purposes of
exercising control.............................................................. 1,397,609      476,289       133,352          0
Eliminate fundamental policy regarding investments in unseasoned
companies....................................................................... 1,383,929      487,569       135,752          0
Eliminate fundamental policy prohibiting or restricting the purchase of
securities of issuers in which trustees or officers have an interest............ 1,365,591      510,066       131,593          0
Eliminate fundamental policy regarding purchase of common stock................. 1,396,429      483,515       127,306          0
Eliminate fundamental policy regarding the purchase or sale of puts, calls
and combinations thereof........................................................ 1,377,018      497,334       132,898          0
Eliminate fundamental policy regarding the short sale of securities............. 1,380,622      498,205       128,423          0
Eliminate fundamental policy prohibiting investments in other investment
companies....................................................................... 1,412,547      472,224       122,479          0


(4) Modify certain fundamental investment policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Modify fundamental policy regarding borrowing money............................. 1,396,804      483,928       126,518          0
Modify fundamental policy regarding loans....................................... 1,398,903      477,545       130,802          0
Modify fundamental policy regarding investment in commodities................... 1,393,384      483,721       130,145          0
Modify fundamental policy regarding issuance of senior securities............... 1,422,343      453,792       131,115          0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.